UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IN8bio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

350 5th Avenue, Suite 5330

New York, New York 10118

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2025 at 9:00 a.m. Eastern Time

Dear Stockholder:

On behalf of our board of directors, we are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of IN8bio, Inc., a Delaware corporation. The Annual Meeting will be held virtually on May 8, 2025 at 9:00 a.m. Eastern time. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting, vote your shares and ask questions during the meeting by visiting www.proxydocs.com/INAB. You will not be able to attend the meeting in person as the meeting is being held virtually.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

The Annual Meeting will be held for the following purposes, which are more fully described in the proxy statement accompanying this Notice:

(1)	To elect the three Class I directors named in the attached proxy statement, each to serve until our 2028 Annual Meeting of Stockholders.

(2)	To ratify the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

(3)

To approve a series of alternate amendments to our amended and restated certificate of incorporation to effect, at the option of our board of directors, a reverse stock split of our common stock at a ratio in the range of 1-for-15 to 1-for-30, inclusive, with such ratio to be determined by our board of directors in its sole discretion.

(4)	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

To participate in the Annual Meeting, you will need to register using the control number located on the Notice of Internet Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders, your proxy card or voting instruction form. Additional details regarding access to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying proxy statement. We recommend that you log in a few minutes early to ensure you are logged in when the Annual Meeting starts.

The record date for the Annual Meeting is [     ], 2025. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. A complete list of our stockholders of record will be available for examination on a reasonably accessible electronic network by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days ending on the day before the Annual Meeting date. If you would like to view the list, please email us at ir@in8bio.com.

By Order of the Board of Directors,

Patrick McCall

Chief Financial Officer and Corporate Secretary

New York, New York

     , 2025

You are cordially invited to attend the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other similar organization and you wish to vote during the meeting, you must follow the instructions from such organization.

Website References

You may also access additional information about IN8bio, Inc. at www.in8bio.com and invesors.in8bio.com. References to our websites throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.

i

350 5th Avenue, Suite 5330

New York, New York 10118

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2025 at 9:00 a.m. Eastern Time

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) on the internet instead of a full set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice because the Board of Directors of IN8bio, Inc. (the “Board”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice of Internet Availability on or about [     ], 2025 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other Proxy Materials by mail?

You will not receive any additional proxy materials via mail unless you request a printed copy in accordance with the instructions set forth in the Notice. We may elect, in our discretion, to send you a proxy card and a second Notice, on or after 10 calendar days have passed since our first mailing of the Notice.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on [     ], 2025 (the “Record Date”).

How do I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice or proxy card to log in to www.proxydocs.com/INAB. If you are a stockholder of record, you will be asked to provide the control number from your Notice or proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.proxydocs.com/INAB and enter the control number found on your Notice or proxy card. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/proxy to vote.

We recommend that you log in a few minutes before the start of the Annual Meeting to ensure that you are logged in when the meeting starts. Information on how to vote online during the Annual Meeting is discussed below.

What if I cannot find my Control Number?

Please note that if you do not have your control number and you are a stockholder of record, please contact us at ir@in8bio.com and we will be able to provide your control number to you.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the Annual Meeting.

For the Annual Meeting, how do we ask questions of management and the Board?

Stockholders may submit questions relevant to the proposals to be voted on at the Annual Meeting in advance of the Annual Meeting through www.proxydocs.com/INAB. We plan to answer questions related to the proposals after all of the proposals have been presented at the Annual Meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions that are not relevant to the proposals to be voted on at the Annual Meeting will not be responded to. Questions may be submitted during the Annual Meeting through www.proxydocs.com/INAB.

What do I do if I have technical difficulties in connection with the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be delivered to shareholders via e-mail prior to the meeting’s start time. Technical support will be available starting at 8:00 a.m. Eastern time, on May 8, 2025.

Will a list of stockholders as of the Record Date be available?

A complete list of our stockholders as of the Record Date will be available for examination on a reasonably accessible electronic network by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days ending on the day before the Annual Meeting date. If you would like to view the list, please email us at ir@in8bio.com.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote online during the Annual Meeting. On the Record Date, there were a total of [    ] shares of common stock outstanding and entitled to vote.

•

Stockholder of Record: Shares Registered in Your Name. If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting, vote by proxy over the telephone or through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

•

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Similar Organization. If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent, as required. Check with your brokerage firm, bank, dealer or other similar organization, and further follow the instructions you receive during the registration process prior to the Annual Meeting.

How many votes do I have?

For each matter to be voted upon, each holder of shares of our common stock will have one vote per share of common stock held as of the Record Date.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of three Class I directors to hold office until the 2028 Annual Meeting of Stockholders.

•	Proposal 2: Ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

•

Proposal 3: Approval of a series of alternate amendments to our amended and restated certificate of incorporation to effect, at the option of our Board, a reverse stock split of our common stock at a ratio in the range of 1-for-15 to 1-for-30, inclusive, with such ratio to be determined by our Board in its sole discretion (the “Reverse Stock Split Proposal”).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, will vote on those matters in accordance with their best judgment.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

•	Proposal 1: FOR the election of the three Class I director nominees; and

•	Proposal 2: FOR the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2025.

•	Proposal 3: FOR the approval of the Reverse Stock Split Proposal.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. To vote through the internet, go to www.proxypush.com/INAB to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your internet vote must be received prior to the start of the Annual Meeting to be counted.

•

By Telephone. Call 1-866-601-1589 toll-free from the United States, U.S. territories and Canada, and follow the instructions on the Notice. You will be asked to provide your control number from the Notice. Your telephone vote must be received prior to the start of the Annual Meeting to be counted.

•

By Proxy Card. Complete and mail the proxy card that may be requested and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Online During the Annual Meeting. Access the Annual Meeting by visiting www.proxydocs.com/INAB and providing your control number from your Notice.

Internet and telephone voting facilities for stockholders of record will be available for 24 hours a day and will close at 9:00 a.m. Eastern time on May 8, 2025. If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

If you are a beneficial owner of shares held in “street name” (i.e., held for your account by a broker, bank or other nominee), you should have received a notice containing voting instructions from that organization rather than from us. You should follow the instructions in the notice to ensure your vote is counted. To vote online during the Annual Meeting, you may be required to obtain a valid proxy card from your broker or other nominee. Follow the instructions from your broker, bank or other nominee or contact your broker, bank or other nominee to request a proxy card, and access the Annual Meeting by following the instructions you receive after your successful registration at www.proxydocs.com/INAB using the control number provided by your bank, broker or other nominee.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone or by using a printed proxy card. You may also vote online during the Annual Meeting by visiting www.proxydocs.com/INAB.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of the Board:

•	“FOR” the election of each of the three nominees for director;

•	“FOR” the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

•	“FOR” the approval of the Reverse Stock Split Proposal.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may vote your shares on Proposals 2 and 3. Your broker or nominee, however, may not vote your shares on Proposal 1 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

If you a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name.

If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	submit another properly completed proxy with a later date;

•	transmit a subsequent vote over the internet or by telephone prior to the start of the Annual Meeting;

•	register and attend the Annual Meeting and vote online during the Annual Meeting; or

•	send a timely written notice that you are revoking your proxy via email at ir@in8bio.com.

Your last vote, whether prior to or at the Annual Meeting, is the vote that we will count.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Similar Organization.

If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

What vote is required to approve each item and how are votes counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Not applicable	No effect

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
2.	Ratification of the selection of CohnReznick LLP as the Company’s independent registered public accounting firm	“For” votes from the holders of a majority of the voting power of the shares present by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.	No effect	Not applicable(1)
3.	Reverse Stock Split	“For” votes from the holders of a majority of the voting power of the shares present by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter.	No effect	Not applicable(1)

(1)

This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

How is a quorum reached?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were [    ] shares outstanding and entitled to vote. Thus, the holders of [    ] shares must be present or represented by proxy at the Annual Meeting to have a quorum. The inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present.

Abstentions and broker non-votes, if any, will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at our Annual Meeting. We will publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available at that time, we will disclose the preliminary results in the Current Report on Form 8-K and, within four business days after the final voting results are known to us, file an amended Current Report on Form 8-K to disclose the final voting results.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies. In addition, we have hired [   ] to solicit proxies. We expect to pay [    ] a fee of $[   ] plus reasonable expenses for these services.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, with only one class of directors being elected in each year and each class, Class I, Class II and Class III, serving a three-year term. Vacancies on our Board may be filled by the affirmative vote of a majority of directors then in office. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board is currently composed of eight directors. Travis Whitfill, a Class II director, will be departing the Board following the Annual Meeting and the Board expects to reduce the size of the Board to seven directors. Each Class I director has a term that expires in 2025. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has considered and nominated the three incumbent directors listed below for election as directors at the Annual Meeting:

•	Emily Fairbairn

•	Jeremy Graff

•	Luba Greenwood

All of the nominees for election at the Annual Meeting have previously been elected by our stockholders, other than Dr. Graff, who was appointed by our Board on May 1, 2023. Dr. Graff was identified as a potential director nominee by a third-party search firm and a member of management.

The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. If you elect the nominees listed above, they will each hold office until the 2028 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. All nominees have consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no family relationships among any of our executive officers or directors.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected as directors. You may not vote your shares cumulatively for the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by our Board. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE

DIRECTOR NOMINEES FOR CLASS I DIRECTOR

(PROPOSAL 1 ON YOUR NOTICE OF INTERNET AVAILABILITY)

INFORMATION REGARDING DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table sets forth, for the Class I nominees and our other directors, their ages and position or office held with us as of March 14, 2025:

Name	Age	Position(s)	Director Since
Class I Directors for Election at the 2025 Annual Meeting of Stockholders
Emily Fairbairn	63	Director	2021
Jeremy Graff	55	Director	2023
Luba Greenwood	46	Director	2021

Class II Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders
Peter Brandt	67	Director	2019
Corinne Epperly	47	Director	2023

Class III Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders
William Ho	49	President & Chief Executive Officer and Director	2015
Alan S. Roemer	55	Chairman of the Board	2020

Resigning Director
Travis Whitfill(1)	35	Director	2018

(1)	Mr. Whitfill provided notice as of March 4, 2025 that he intends to resign as a member of the Board, with such resignation to be effective May 9, 2025.

Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

Nominees for Election at the 2025 Annual Meeting of Stockholders

Emily Fairbairn has served as a member of our Board since July 2021. From 2018, she has also served as the chair of the board of directors at Movano Inc. Ms. Fairbairn has spent the majority of her career in executive leadership and management positions and as a seasoned investor and mentor to early-stage companies. In 1999, Ms. Fairbairn was co-founder and chief executive officer of Ascend Capital, a multi-billion-dollar hedge fund, which she ran until 2018. The firm focused on managing assets for institutional clients such as pensions, endowments, and public companies. Prior to Ascend Capital, she spent a decade building a successful practice of equity portfolio construction and financial planning for high net-worth clients for Merrill Lynch. Today, Ms. Fairbairn is an active investor, and since 2017 serving on the funding board of the MIT Sandbox Fund to mentor aspiring entrepreneurs. She is also a dedicated advocate of funding research for a realizable diagnostic and cure for Lyme+, which affects around 500,000 people annually in the United States. Emily holds a B.S. in Chemical Engineering from California State Polytechnic University. We believe that Ms. Fairbairn’s expertise in investment and finance matters and her extensive executive leadership and management experience qualify her to serve on our Board.

Jeremy Graff has served as a member of our Board since May 2023. Since October 2024, Dr. Graff has served as president and chief development officer for Allarity Therapeutics, Inc., a public precision medicine company. He previously served as an executive advisor for numerous companies, including Allarity Therapeutics, Inc., from August 2023 until September 2024. He served as chief scientific officer for IMV, Inc., an immune-oncology company, from June 2021 to January 2024, pursuing novel cancer vaccine technologies. Before that, he served as chief development officer and senior vice president, research at HiberCell, a biotechnology company developing novel therapeutics for cancer relapse and metastasis, from June 2020 to March 2021. Prior to that, he was employed at Biothera Pharmaceuticals, Inc., serving as president from November 2018 to June 2020 and as chief scientific officer from November 2014 to November 2018, where he led the sale of Bother Pharmaceuticals to Hibercell in June 2020. Dr. Graff received a B.A. and A.A. in Biology and Chemistry from Thomas More College (now University), a Ph.D. from the University of Kentucky’s Markey Cancer Center and completed a post-doctoral fellowship at the Johns Hopkins University School of Medicine, Oncology Center. We believe that Dr. Graff is qualified to serve as a member of our Board because of his extensive industry experience.

Luba Greenwood has served as a member of our Board since July 2021. Since July 2024, Ms. Greenwood has served as chief executive officer of Gallop Oncology. She is also an entrepreneur-in-residence at PureTech Health, a biotherapeutics company, where she plays a key role in PureTech’s oncology program and works with the senior leadership team and board of directors on PureTech’s corporate strategy. From December 2020 through October 2024, Ms. Greenwood served as managing partner of Binney Street Capital, LLC, a venture capital fund she established for the Dana-Farber Cancer Institute. From September 2021 to November 2023, Ms. Greenwood served as chief executive officer and chair of the board of directors of Kojin Therapeutics, Inc., a private biopharmaceutical company. From April 2019 until December 2021, Ms. Greenwood served as chief executive officer and member of the board of directors of LUCA Biologics, Inc., a women’s health initiative and microbiome company, and from April 2019 to December 2020, Ms. Greenwood served as senior advisor to the chief executive officer of the Dana-Farber Cancer Institute. From February 2018 to July 2019, Ms. Greenwood was the head of strategic business development and corporate ventures for Verily Life Sciences LLC, a research subsidiary of Alphabet Inc. focused on life sciences and healthcare. From 2015 to February 2018, Ms. Greenwood was the vice president of global business development and mergers and acquisitions at F. Hoffmann-La Roche Ltd., a multinational healthcare company, as well as the head of the Roche Diagnostics Innovation Center, East Coast. Beginning in 2021, Ms. Greenwood has also served on the board of directors of OS Acquisition Corp., a blank check company. Ms. Greenwood received a B.A. in Biology from Brandeis University and a J.D. from Northeastern University Law School. We believe that Ms. Greenwood’s extensive experience in the pharmaceutical, biotechnology and digital health industries qualifies her to serve on our Board.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Peter Brandt has served as a member of our Board since July 2019. From September 2010 to November 2020, Mr. Brandt served on the board of directors, and from June 2015 until November 2020 as chair of the board of directors, of Rexahn Pharmaceuticals, Inc., a public biotechnology company (until its merger with Ocuphire Pharma, Inc.). From 2011 to 2013, Mr. Brandt served on the board of directors, and as chair from December 2012, of ePocrates, Inc., a point of care medical applications company (until its acquisition by athenahealth, Inc.). From 2011 to 2012, Mr. Brandt also served as interim chief executive officer and president of ePocrates, Inc. Prior to that, from 2008 to 2009, Mr. Brandt served as president, chief executive officer, and as a member of the board of directors of Noven Pharmaceuticals, Inc., a specialty pharmaceutical company (until its acquisition by Hisamitsu Pharmaceutical Co., Inc.). Prior to leading Noven, Mr. Brandt spent 28 years at Pfizer Inc. where he served various roles, including as Pfizer’s president—U.S. pharmaceuticals operations, where he helped deliver revenue and earnings growth while engineering major change within Pfizer’s U.S. pharmaceuticals organization. Prior to running U.S. operations, he led Pfizer’s Latin American pharmaceuticals operations, as well as the following Pfizer Worldwide Pharmaceuticals functions: finance, information technology, planning and business development. He also oversaw the operations of Pfizer’s care management subsidiary, Pfizer Healthcare Solutions. Mr. Brandt also served as a director of Auxilium Pharmaceuticals, Inc. from December 2010 to January 2015 (until its acquisition by Endo International PLC). Mr. Brandt received a B.A. from the University of Connecticut and an MBA from the Columbia School of Business. We believe that Mr. Brandt’s broad operational management experience in the life sciences industry and experience serving on numerous boards of directors of life sciences companies qualifies him to serve on our Board.

Corrine Epperly has served as a member of our Board since December 2023. Dr. Epperly served as the chief operating officer of Cargo Therapeutics, Inc. (previously Syncopation Life Sciences, Inc.), a public clinical-stage biotechnology company focused on advancing curative cell therapies for cancer patients, from May 2021 to June 2023. Prior to that role, from January 2019 to March 2021, Dr. Epperly was a senior vice president of strategy and operations at Iovance Biotherapeutics, Inc., a public clinical-stage immuno-oncology company. From June 2017 to December 2018, she served as the chief operating officer at Vascular Biogenics Ltd., a public biopharmaceutical focused on cancer treatments. Prior to these roles, Dr. Epperly held the various positions at Bristol Myers Squibb and, prior to joining Bristol Myers Squibb, Dr. Epperly was an equity analyst in Global Pharmaceutical and Biotechnology Investment Research at Goldman Sachs International. Dr. Epperly served on the board of directors of Aveo Oncology, a formerly public commercial stage, oncology-focused biopharmaceutical company, from January 2020 to January 2023. Dr. Epperly received a B.Sc. in Biochemistry and Biology from the University of Virginia, an M.D. from the University of North Carolina Chapel Hill and an M.P.H. from the University of North Carolina Chapel Hill. We believe that Dr. Epperly’s extensive experience as a senior financial executive in the life sciences industry and experience serving on several boards of directors of life sciences companies qualifies her to serve on our Board.

Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

William Ho is our co-founder, and has served as our president, chief executive officer and director since our inception in November 2015 and also served as our chief financial officer from October 2020 to February 2021. Prior to this, from April 2014 to November 2017, Mr. Ho was the founder and managing partner at AlephPoint Capital, a private healthcare fund. Prior to AlephPoint, Mr. Ho launched the public investments and cross-over portfolio at New Leaf Venture Partners, a leading healthcare venture capital firm, and served as its Public Investment Director from 2010 to 2014. Previously, Mr. Ho also served as a Senior Equity Research Analyst at Bank of America from 2006 to 2009 and an Equity Research Analyst at Piper Jaffray & Co. from 2003 to 2006, covering the biotechnology and life-science tools sectors. Earlier in his career, Mr. Ho was responsible for FP&A and operational analysis at CuraGen Corporation and worked as an associate on the Healthcare Investment Banking team at Cowen. Mr. Ho was an inductee into the McMaster University Alumni Gallery in 2020 and previously served as a member of their Dean’s Advisory Board for the Faculty of Science. Mr. Ho received an MBA from the University of Notre Dame and a B.S. in Biochemistry from McMaster University. We believe that Mr. Ho’s extensive knowledge of our company as founder, president and chief executive officer and his experience in the healthcare industry qualifies him to serve on our Board.

Alan S. Roemer has served as chair and a member of our Board since September 2020. Mr. Roemer currently serves as chair and member of the board of directors of UTILITY therapeutics Ltd., a private biotechnology company; and member of the board of trustees and treasurer of the Helene Fuld College of Nursing. Mr. Roemer previously served as a member of the board of directors and chair of the audit, finance and compensation committees of Bit.Bio Ltd., a private synthetic biology company, from August 2021 to November 2024; as a director and chair of the audit committee of NexImmune, Inc., a public biotechnology company, from February 2017 to August 2024; as a member of the board of directors of SomPharmaceuticals SA, a private biopharmaceutical company, until its acquisition by Amryt Pharma plc; and a member of the board of directors of Envisagenics, Inc., a private RNA therapeutics company, from September 2021 to February 2023. Mr. Roemer was a founding leadership team member and senior vice president of Roivant Sciences, Inc., a public biopharmaceutical company, from the company’s inception in May 2014 to August 2019, where he held various senior management roles responsible for finance, operations and corporate development. In 2015, he also served as principal financial and accounting officer of Axovant Sciences Ltd., a public biopharmaceutical company, and a founding leadership team member and chief financial officer of its wholly owned subsidiary, Axovant Sciences, Inc. Prior to launching Roivant and Axovant, Mr. Roemer served in various executive roles, including managing director of the Trout Group LLC and Trout Capital LLC, chief financial officer and treasurer of Zelos Therapeutics, Inc., and vice president of Pharmasset, Inc., which was subsequently acquired by Gilead Sciences, Inc. Mr. Roemer received a B.S. in Business Administration from Georgetown University and his MBA and MPH degrees from Emory University’s Goizueta Business School and Rollins School of Public Health. We believe that Mr. Roemer’s significant executive and board leadership experience in the biopharmaceutical industry qualifies him to serve on our Board.

Director Resigning from the Board

Travis Whitfill has served as a member of our Board since May 2018. Mr. Whitfill is the founder and has served in various roles at Azitra Inc., including Chief Operating Officer since July 2023, Executive Director of Advanced Technology from September 2019 to October 2022 and Chief Scientific Officer from January 2014 to September 2019, as well as on the board of directors since its founding in 2014. He has also been a Senior Analyst at Bios Research from September 2014 to June 2023 and served as a partner at Bios Equity Partners, LP, a biotechnology-focused venture capital firm, from October 2015 to June 2023. Mr. Whitfill has also served as an assistant professor adjunct at Yale University since March 2022 and previously served as an associate research scientist with appointments in the Departments of Pediatrics and Emergency Medicine at Yale University from July 2016 to March 2022. Mr. Whitfill has led numerous grant-funded projects, holds several patents and has co-authored over 50 publications. Mr. Whitfill received a B.S. from Dallas Baptist University, a MPhil from UCL in the United Kingdom, and an MPH from Yale University.

Mr. Whitfill will resign from the Board effective May 9, 2025. The Board wishes to thank Mr. Whitfill for his years of dedicated service and work on behalf of the Company and our stockholders.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of Directors

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

The Board has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the Board has determined that none of our directors, other than Mr. Ho, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Transactions with Related Persons.”

Leadership Structure

Our Corporate Governance Guidelines specify that the Board will select our Chief Executive Officer and Chair of the Board in the manner that it determines to be in the best interests of our stockholders and in accordance with any stockholder agreements. The Board does not believe there should be a fixed rule regarding the positions of Chief Executive Officer and Chair being held by different individuals, or whether the Chair should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to assume these roles may require different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interests of the Company.

Pursuant to its charter, the Nominating and Corporate Governance Committee periodically reviews this matter and make recommendations to the Board. The Nominating Committee has recommended, and the Board has determined, that the roles of Chief Executive Officer and Chair of the Board should be separate. The role of chairperson is currently held by Alan S. Roemer, an independent, non-employee director.

Risk Oversight of the Board

One of the Board’s key functions is informed oversight of our risk management process. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. Our Board and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, the Company’s guidelines and policies with respect to financial risk management and financial risk assessment, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee considers management risks relating to data privacy, technology and information security, including cyber security, and back-up of information systems and the steps the Company has taken to monitor and control such exposures as well as overseeing the performance of our internal audit function, as applicable. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management the Company’s major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management.

In connection with its reviews of the operations and corporate functions of our company, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Meetings of the Board; Executive Sessions; Annual Meeting Attendance

Our Board met 11 times during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which they served (held during the period for which he or she was a director).

As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2024, our non-management directors met seven times in regularly scheduled executive sessions at which only non-management directors were present.

It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Seven of our current directors who served at the time of our 2024 Annual Meeting of Stockholders attended that meeting.

Board Committees

Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. Our Board has adopted a written charter for each of our standing committees, which are available to stockholders on our investor relations website at investors.in8bio.com.

The following table provides membership and meeting information for the fiscal year ended December 31, 2024 for each of the committees of our Board. Each Board member attended 75% or more of the aggregate number of meetings of the standing committee on which she or he served, held during the portion of the last fiscal year for which she or he was a committee member.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alan S. Roemer
Peter Brandt
Corrine Epperly
Emily Fairbairn
Jeremy Graff
Luba Greenwood
Travis Whitfill(1)
Total meetings in 2024	5	6	3

Financial Expert
Committee Chair
Committee Member
(1)

Mr. Whitfill stepped down from the Compensation Committee in February 2024. Mr. Whitfill has resigned from the Board and all committees thereof effective as of May 9, 2025. Dr. Graff will serve as Chair of the Nominating and Corporate Governance Committee upon the effectiveness of Mr. Whitfill’s resignation.

Below is a description of each committee of our Board.

Audit Committee

The Audit Committee currently consists of Alan S. Roemer, Peter Brandt and Luba Greenwood, with Mr. Brandt serving as Chair. The Board has determined each member satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that Mr. Brandt is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our Board oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

conferring with management and the independent registered public accounting firm concerning the scope, design, adequacy, and effectiveness of internal control over financial reporting and our disclosure controls and procedures;

•	reviewing related person transactions;

•	reviewing the Company’s investment philosophy and policies;

•	reviewing and assessing of our risk management, risk assessment and major risk exposures, including privacy, cybersecurity and information technology risks; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

IN8bio, Inc.

Audit Committee

Peter Brandt (chair)

Luba Greenwood

Alan S. Roemer

Compensation Committee

The Compensation Committee currently consists of Alan S. Roemer, Corinne Epperly and Luba Greenwood, with Mr. Roemer serving as Chair. Travis Whitfill stepped down from the Compensation Committee in February 2024. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy;

•

reviewing and approving the compensation, individual and corporate performance goals and objectives, and other terms of employment of our chief executive officer, other executive officers and other senior management;

•	reviewing and approving (or making recommendations to the Board for approval of) the type and amount of compensation to be paid or awarded to Board members, including perquisites;

•	administering our equity incentive plans and other benefit programs;

•	monitoring our regulatory compliance with respect to compensation matters; and

•	assisting the Board in its oversight of our policies and strategies relating to human capital management.

Compensation Committee Processes and Procedures

The Compensation Committee generally meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee may also form and delegate authority to subcommittees for any purpose that the Committee deems appropriate, including (a) a subcommittee consisting of a single member, and (b) a subcommittee consisting of at least two members, each of whom qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. In 2024, the Compensation Committee delegated authority to Chief Executive Officer to grant equity awards to non-executive employees, with such awards not to exceed a specified share cap.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Aon’s Human Capital Solutions (“Aon”), an independent compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. The Compensation Committee has assessed Aon’s independence and determined that Aon had no conflicts of interest in connection with its provisions of services to the Compensation Committee. In 2024, the Compensation Committee engaged Aon to provide market data, peer group analysis and conduct an executive compensation assessment analyzing the cash and equity compensation of our executive officers and directors against compensation for similarly situated executives and directors at our peer group. Our Compensation Committee utilizes the data and analysis from Aon to evaluate and determine appropriate levels of overall compensation for our executive officers, as well as each separate element of compensation, to be consistent and competitive with our peer group.

Our Compensation Committee makes most of the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, including analyses of executive and director compensation paid at a peer group of other companies approved by our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Peter Brandt, Emily Fairbairn, Jeremy Graff and Travis Whitfill, with Mr. Whitfill serving as Chair. Upon Mr. Whitfill’s resignation from the Board effective as of May 9, 2025, Dr. Graff will serve as Chair of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	overseeing the Company’s corporate governance functions, including reviewing the adequacy of the Company’s certificate of incorporation and bylaws;

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters, including developments in corporate governance;

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;

•	considering and making recommendations to our Board regarding the structure, composition and chairmanship of the committees of our Board;

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board;

•	instituting plans or programs for the continuing education of our Board and orientation of new directors;

•	reviewing stockholder proposals submitted for inclusion in our proxy statement; and

•	reviewing, evaluating and recommending to our Board succession plans for our executive officers.

Our Board determines the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board considers recommendation for nominees from the Nominating and Corporate Governance Committee. The Board, and in turn the Nominating and Corporate Governance Committee, consider the minimum general criteria below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for serving on the Board. An acceptable candidate may not fully satisfy all of the criteria but is expected to satisfy nearly all of them. The Board believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, ability to understand our industry and being older than 21.

In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board intends to consider other factors, such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the Company; (iii) demonstrating excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly held company; (vi) having a diverse personal background, perspective and experience; and (vii) having the commitment to rigorously represent the long-term interests of our stockholders.

The Board and the Nominating and Corporate Governance Committee reviews candidates for director nomination in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. In conducting this assessment, the Board and the Nominating and Corporate Governance Committee consider diversity (including, among other factors, diversity of gender, ethnic background and country of origin), age, skills and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board. For incumbent directors, the Board reviews those directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Board also determines whether the nominee must be independent for Nasdaq purposes.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of the Company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o IN8bio, Inc., 350 5th Avenue, Suite 5330, New York, New York 10118. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders, subject to certain exceptions as set forth in our Bylaws. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

Science and Technology Committee

The Board has also established the Science and Technology Committee, which consists of Corinne Epperly, Jeremy Graff and Travis Whitfill, with Dr. Graff serving as Chair. Mr. Whitfill has resigned from the Board and the Science and Technology Committee effective as of May 9, 2025. The Science and Technology Committee assists with the Board’s oversight of the strategic direction of our research and development activities.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is posted on our website at investors.in8bio.com. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the disclosure required under applicable Nasdaq listing standards also will be made available on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection including diversity, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines are posted on our website at investors.in8bio.com.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to the Secretary of IN8bio, Inc. at 350 5th Avenue Suite 5330 New York, New York 10118. The Secretary will review each communication and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees and designated consultants that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.

Policy on Hedging and Pledging

Under our Insider Trading Policy, our directors, executive officers, employees and designated consultants may not hedge their ownership of our stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to our stock. Additionally, directors, executive officers, employees and designated consultants may not purchase our stock on margin, borrow against our stock held in a margin account, or pledge our stock as collateral for a loan.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected CohnReznick LLP (“CohnReznick”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. CohnReznick has audited the Company’s financial statements since 2017. Representatives of CohnReznick are expected to be available during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our organizational documents nor law require that the stockholders ratify the selection of CohnReznick as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of CohnReznick to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following table represents the aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and December 31, 2023 by CohnReznick. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year
	2024	2023
Audit Fees(1)	$382,217	$315,457
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total Fees	$382,217	$315,457

(1)

Audit fees are fees related to the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements and services performed in connection with registration statements or other regulatory filings with the SEC, including comfort letters and consents.

Pre-Approval Policies and Procedures

Our Audit Committee approves all audit and pre-approves all non-audit services provided by CohnReznick before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. These services may include audit-related services, tax services and other non-audit services. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The pre-approval requirement does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to CohnReznick during the fiscal year in which the services are provided;

•	such services were not recognized as non-audit services at the time of the relevant engagement; and

•	such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit.

Vote Required

“For” votes from the holders of a majority of the voting power of the shares present by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) will be required to ratify the selection of CohnReznick.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF COHNREZNICK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2 ON YOUR NOTICE OF INTERNET AVAILABILITY)

PROPOSAL 3: APPROVAL OF A SERIES OF ALTERNATE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

Background

Our Board has unanimously approved a series of alternate amendments to our amended and restated certificate of incorporation that would effect a reverse stock split (“Reverse Stock Split”) of all issued and outstanding shares of our common stock, at a ratio ranging from 1-for-15 to 1-for-30, inclusive. The text of the proposed form of amendment to our certificate of incorporation, which we refer to as the Certificate of Amendment, is attached hereto as Appendix A.

Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock. The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by our Board following the Annual Meeting and prior to the one-year anniversary of the Annual Meeting, or May 8, 2026. Our Board has recommended that these proposed amendments be presented to our stockholders for approval.

Our stockholders are being asked to approve these proposed amendments pursuant to Proposal 3, and to grant authorization to our Board to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio.

Should we receive the required stockholder approval for Proposal 3, our Board will have the sole authority to elect, at any time on or prior to the one-year anniversary of the Annual Meeting and without the need for any further action on the part of our stockholders, whether to effect a Reverse Stock Split and the number of whole shares of our common stock, between and including fifteen (15) and thirty (30), that will be combined into one share of our common stock.

Notwithstanding approval of Proposal 3 by our stockholders, our Board may, at its sole option, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any Reverse Stock Split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If our Board does not implement a Reverse Stock Split on or prior to the one-year anniversary of the Annual Meeting, stockholder approval would again be required prior to implementing any Reverse Stock Split.

By approving Proposal 3, our stockholders will: (a) approve a series of alternate amendments to our amended and restated certificate of incorporation pursuant to which any whole number of outstanding shares of common stock between and including fifteen (15) and thirty (30) could be combined into one share of common stock; and (b) authorize our Board to file only one such amendment, as determined by the Board at its sole option, and to abandon each amendment not selected by the Board. Our Board may also elect not to undertake any Reverse Stock Split and therefore abandon all amendments.

Board Discretion to Implement the Reverse Stock Split

We are proposing that our Board have the discretion to select the Reverse Stock Split ratio from within a range between and including 1-for-15 to 1-for-30, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective at the time set forth in the Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

Reasons for Reverse Stock Split

To maintain our listing on the Nasdaq Capital Market.

On August 6, 2024, we were notified by Nasdaq that the bid price for our common stock had closed below $1.00 per share for 30 consecutive business days and, as a result, we no longer satisfied the minimum bid price requirement applicable to Nasdaq Global Market issuers (the “Minimum Bid Price Requirement”). Pursuant to Nasdaq rules, we were automatically afforded an initial 180-calendar day grace period, through February 3, 2025, to regain compliance with the minimum bid price requirement. To obtain a second 180-day grace period, we applied to transfer the listing of our common stock to the Nasdaq Capital Market. On February 7, 2025, we transferred to The Nasdaq Capital Market, and we were afforded an additional 180 calendar day compliance period, or until August 4, 2025 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement. Our failure to regain compliance prior to the Compliance Date could result in delisting. To regain compliance with the Minimum Bid Price Requirement, we must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

The Board has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from the Nasdaq Capital Market. If our common stock were delisted from the Nasdaq Capital Market, the Board believes that such delisting would adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations and result in the loss of confidence in our company. In the event that our stockholders fail to approve this proposal, the Company could be prevented in the future from complying with the Minimum Bid Price Requirement or other Nasdaq listing requirements.

We believe that maintaining listing on the Nasdaq Capital Market will provide us with a market for the common stock that is more accessible than if the common stock were traded on the OTC Bulletin Board or in the “pink sheets” maintained by the OTC Markets Group, Inc. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons.

The Board believes that the proposed Reverse Stock Split is a potentially effective means for us to maintain compliance with the Minimum Bid Price Requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from Nasdaq by producing the immediate effect of increasing the bid price of our common stock.

To potentially improve the marketability and liquidity of our common stock.

Our Board believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.

•

Investor Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices.

•

Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

•

Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal 3, our Board may consider, among other things, various factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short and long term;

•	our ability to maintain our listing on the Nasdaq Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us;

•	prevailing general market and economic conditions; and

•	whether and when our Board desires to have the additional authorized but unissued shares of common stock that will result from the implementation of a Reverse Stock Split available for issuance.

Certain Risks and Potential Disadvantages Associated with Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price for a sustained period or have the desired effect of maintaining compliance with Nasdaq Marketplace Rules.

We expect that the Reverse Stock Split will increase the market price of our common stock. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

We cannot assure you that our common stock will regain compliance with the Minimum Bid Price Requirement by the Compliance Date. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders. If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) decreasing the amount of news and analyst coverage of us; (iv) limiting our ability to issue additional securities or obtain additional financing in the future; (v) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs.

The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

The effective increase in the authorized number of shares of our common stock as a result of the Reverse Stock Split could have anti-takeover implications.

The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock, which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if this Proposal 3 is approved and a Reverse Stock Split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. While the Board has not adopted a stockholder rights plan which, under certain circumstances related to an acquisition of our securities that is not approved by the Board, would give certain holders the right to acquire additional shares of our common stock at a low price, the Board may elect to adopt a rights plan in the future. The Board also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this Proposal 3 has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 3 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effects of Reverse Stock Split

After the effective date of any Reverse Stock Split that our Board elects to implement, each stockholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of a Reverse Stock Split will be that:

•

depending on the Reverse Stock Split ratio selected by the Board, each fifteen (15) to thirty (30) shares of our common stock owned by a stockholder will be combined into one new share of our common stock;

•

no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•

the total number of authorized shares of our common stock will not be reduced proportionally to the Reverse Stock Split and, therefore, the Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock;

•

based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options and warrants and a proportional increase in the exercise price of all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of [     ], 2025, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding		Number of Shares of Common Stock Reserved for Future Issuance		Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:15	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:16	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:17	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:18	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:19	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:20	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:21	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:22	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:23	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:24	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:25	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:26	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:27	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:28	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:29	490,000,000	[	●]	[	●]	[	●]
Post-Reverse Stock Split 1:30	490,000,000	[	●]	[	●]	[	●]

After the effective date of any Reverse Stock Split that our Board elects to implement, our common stock would have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on the Nasdaq Capital Market under the symbol “INAB” immediately following the Reverse Stock Split, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date of the Reverse Stock Split to indicate that a reverse stock split has occurred.

Effective Time

The proposed Reverse Stock Split would become effective at 5:00 p.m., Eastern time, on date of filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date or other time as is set forth in the Certificate of Amendment, which date and time we refer to in this Proposal 3 as the “Effective Time.” Except as explained below with respect to fractional shares, effective as of the Effective Time, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a fewer number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board within the limits set forth in this Proposal 3.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the Effective Time (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of [     ], 2025, there were [   ] stockholders of record of our common stock. Upon stockholder approval of this Proposal 3, if our Board elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. Holders of as many as 15 shares (if we were to implement the 1-for-15 Reverse Stock Split) of common stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the common stock would be reduced will depend on the number of stockholders that hold less than 15 shares as of the effective date of the Reverse Stock Split. As of the Record Date, there were approximately [   ] holders of record of the common stock, of which [   ] was a holder of fewer than 15 shares of common stock. As a result of the Reverse Stock Split, assuming a Reverse Stock Split ratio of 1-for-15, we estimate that cashing out fractional stockholders would potentially reduce that number of stockholders of record to [   ].

In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 3 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 3 is approved by our stockholders and our Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from us or our exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 per share after any Reverse Stock Split. As a result, on the Effective Time, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of common stock would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retrospectively in our financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed alternate amendments to our certificate of incorporation to allow for a Reverse Stock Split.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a Reverse Stock Split that are generally expected to be applicable to U.S. Holders (as defined below) who hold their common stock as capital assets within the meaning of Section 1221 of Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This summary is based on provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect, which may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split.

This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. This discussion does not address the tax consequences which may apply to stockholders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, stockholders who hold their pre-reverse split shares through individual retirement or other tax-deferred accounts, stockholders who are not U.S. Holders, stockholders who have a functional currency other than the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code or Section 1244 stock for purposes of Section 1244 of the Code, stockholders who acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, or stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the alternative minimum tax, the Medicare contribution tax on net investment income, or special tax accounting rules under Section 451(b) of the Code, or (e) tax consequences to holders of options, warrants or similar rights to acquire our common stock. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. In general, the federal income tax consequences of a Reverse Stock Split will vary depending upon whether a U.S. Holder receives cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. A U.S. Holder who receives solely a reduced number of shares of common stock should generally not recognize gain or loss in the Reverse Stock Split. Such U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock and such U.S. Holder’s holding period in the reduced number of shares of common stock will include the holding period in its old shares of common stock exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

A U.S. Holder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s basis in the common stock surrendered that is allocated to the fractional share. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares was more than one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code. Such U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such U.S. Holder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged.

Stockholders may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W-9) may also be subject to backup withholding, at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

The preceding discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of our common stock should consult their own tax advisors as to the specific tax consequences of the Reverse Stock Split to them, including record retention and tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF A SERIES OF ALTERNATE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

(PROPOSAL 3 ON YOUR NOTICE OF INTERNET AVAILABILITY)

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 14, 2025:

Name	Age	Position(s)
William Ho	49	President, Chief Executive Officer, Director and Co-Founder
Lawrence Lamb, Ph.D.	71	Executive Vice President, Chief Scientific Officer, and Co-Founder
Patrick McCall	42	Chief Financial Officer
Kate Rochlin, Ph.D.	44	Chief Operating Officer

Biographical information for Mr. Ho is included above with the director biographies under the caption “Information Regarding Director Nominees and Continuing Directors.”

Lawrence Lamb, Ph.D., is our co-founder and has served as our Executive Vice President and Chief Scientific Officer since November 2018 and as the Chair of our Scientific Advisory Board since December 2017. From April 2004 to December 2018, Dr. Lamb was a Professor of Medicine at the University of Alabama at Birmingham (“UAB”) specializing in transplantation immunology and also served as the Director of the UAB Cell Therapy Laboratory in the Bone Marrow Transplant and Cellular Therapy department. Prior to that, from 1995 to 2004, he served as faculty (Assistant and Associate Professor) at the University of South Carolina School of Medicine. Dr. Lamb received two postdoctoral fellowships, one from University of South Carolina-Columbia and another from South Carolina Cancer Center. He also received a Ph.D. and an M.S. from University of South Carolina-Columbia and a B.S. from Medical College of Georgia.

Patrick McCall has served as our Chief Financial Officer since February 2021. Prior to joining us, Mr. McCall was Vice President of Finance at Turnstone Biologics Corp., a public clinical-stage biotechnology company, focused on cancer immunotherapies. There he assisted in raising several rounds of financing, a large collaboration with a global pharmaceutical company, an acquisition in the immunotherapy space and led the build out of the company’s finance and accounting functions. Prior to that Mr. McCall was the Corporate Controller at Catalyst Biosciences, a publicly traded, clinical stage biopharmaceutical company focused on developing hemophilia treatments. While at Catalyst Biosciences, Mr. McCall was part of the team that successfully completed the company’s initial public offering and he was responsible for leading the firm’s SEC reporting, accounting, financial planning & analysis and procurement functions. Previously, he spent 11 years in a variety of finance, accounting, and operational roles at companies such as Apple, Chubb and the accounting firm Deloitte. Mr. McCall is an active Certified Public Accountant and holds an MBA from Cornell University and a B.S. in Accounting from Drexel University.

Kate Rochlin, PhD., has served as our Chief Operating Officer since December 2021. She previously served as our Vice President of Operations and Innovation from December 2020 until December 2021 and as our Associate Vice President of Operations and Innovation from August 2020 until December 2020. Since February 2013, Dr. Rochlin has served as a Project Principle and since October 2019 on the board of directors of the Solution Lab, Inc., a nonprofit organization that provides Ph.D. and MBA students real-world consulting experiences. From March 2020 until August 2020, Dr. Rochlin served as the Chief Business Officer of Curadigm SAS, a private nanotechnology company. Previously, she served as Curadigm’s Director of Business Development from March 2019 to August 2020. Prior to that, Dr. Rochlin Served as Director of Scientific Affairs for Filament BioSolutions Inc., a private biotechnology company, from March 2016 until April 2019. From September 2012 to January 2017, she was a Co-founder and the Chief Scientific Officer of Immunovent, LLC, a biotechnology company focused on commercialization of technologies for diagnosing allergies, and then served as a Scientific and Business Advisor to Immunovent, LLC from January 2017 until March 2019. Dr. Rochlin received a Ph.D. in Cell and Developmental Biology from Weill Cornell University and a B.A. with double majors in Molecular Biology and History and Sociology of Science (HSSC) from the University of Pennsylvania.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officer Compensation

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by our Chief Executive Officer and the two other most highly compensated executive officers, or collectively, the named executive officers, during the fiscal years indicated:

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
William Ho	2024	552,840	888,672	—	12,000	(5)	1,453,512
President and Chief Executive Officer	2023	572,000	984,166	286,000	12,000		1,854,166
Kate Rochlin, Ph.D.(6)	2024	457,583	329,500	—	3,000	(7)	790,083
Chief Operating Officer
Patrick McCall	2024	438,317	330,060	—	12,000	(5)	780,377
Chief Financial Officer	2023	412,000	323,571	167,272	12,000		914,843

(1)	Salary amounts represent actual amounts earned during the applicable year. See “—Narrative to the Summary Compensation Table—Annual Base Salary” below.
(2)

Amounts represent the aggregate grant date fair value of the option awards granted to our named executive officers during the years indicated as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). See Note 2 to Consolidated Financial Statements in our Annual Report on Form 10-K for a discussion of assumptions made by us in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the named executive officers. For additional information on these awards, please see “—Outstanding Equity Awards at Fiscal Year-End.”

(3)	See “—Narrative Disclosure to Summary Compensation Table—Equity-Based Incentive Awards” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(4)

The amounts reported in this column represent annual performance-based bonuses earned based on the achievement of company and individual performance goals and other factors deemed relevant by our Board and Compensation Committee. For additional information, see “—Narrative Disclosure to Summary Compensation Table – Non-Equity Incentive Plan Compensation.”

(5)	Amount represents (i) $3,000 of employer matching contribution under the 401(k) plan and (ii) $9,000 of medical waiver contributions.
(6)	Dr. Rochlin was not an NEO for the fiscal year 2023, and as such, we have provided information solely with respect to fiscal year 2024.
(7)	Amount represents employer matching contribution under the 401(k) plan.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skillset, experience, role and responsibilities. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

On September 4, 2024, we announced that, to reduce costs while continuing to pursue our revised strategic plan, the Board approved, and management implemented, a workforce reduction (the “Workforce Reduction”). In connection with the Workforce Reduction, the executive management team and the Board agreed to an 11% reduction in their cash compensation, effective as of September 1, 2024 (“2024 Salary Reductions”). Mr. Ho, Dr. Rochlin and Mr. McCall’s annual base salaries were reduced from $612,000, $475,000 and $455,000 to

$544,680, $404,950 and $422,750, respectively. In addition, Mr. Ho’s annual base salary was further reduced from $544,680 to $397,800 in connection with the 2024 Private Placement, which reduction will remain in effect until December 31, 2025. Dr. Rochlin and Mr. McCall’s salary reductions are expected to be effective until December 31, 2025, unless otherwise determined by the Board or a committee of the Board.

See “—Employment Arrangements” for additional information.

Equity-Based Incentive Awards

Annual Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. We have historically used stock option grants for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. The use of options also can provide tax and other advantages to our executive officers relative to other forms of equity compensation.

We award equity grants broadly to our employees, including to our non-executive employees. Grants to our executives and other employees are made at the discretion of the Board and are generally made upon commencement of employment, promotion or annually during the first quarter of each year. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

In connection with our annual grant process, in February 2024, the Board granted each of Mr. Ho, Dr. Rochlin and Mr. McCall a stock option to purchase 502,000 shares, 186,000 shares and 189,000 shares of our common stock, respectively, at an exercise price of $1.22 per share under the Amended and Restated 2023 Equity Incentive Plan (“2023 Plan”). Each option award vests one-fourth (1/4th) on the first anniversary of the grant date with the remainder of the award vesting in 36 equal monthly installments thereafter, subject to the executive’s continuous service with us through each vesting date.

Retention and Other Awards

In September 2024, to enhance motivation and address retention concerns as a result of a Workforce Reduction implemented to reduce costs while continuing to pursue the Company’s revised strategic plan, the Compensation Committee granted retention awards to our employees, including our named executive officers, in the form of stock option awards (the “Retention Awards”). Each of Mr. Ho, Dr. Rochlin and Mr. McCall received a stock option to purchase 500,000 shares, 250,000 shares and 250,000 shares of our common stock, respectively, at an exercise price of $0.47 per share under the 2023 Plan. Each option award vests one-fourth (1/4th) on the six-month anniversary of the grant date, one-fourth (1/4th) on the one-year anniversary of the grant date, and the remaining one-half (1/2) on the eighteen-month anniversary of the grant date, subject to the executive’s continuous service with us through each vesting date.

In December 2024, our Board considered the recent salary reductions and determined it would be in the best interest of the Company and our stockholders to grant each of Mr. Ho, Dr. Rochlin and Mr. McCall a stock option award. Each of Mr. Ho, Dr. Rochlin and Mr. McCall received an option to purchase 1,188,282 shares, 302,839 shares and 290,085 shares of our common stock, respectively, at an exercise price of $0.24 per share under the 2023 Plan. Each option award vests on the one-year anniversary of the grant date, subject to the executive’s continuous service with us through each vesting date.

Annual Performance-Based Bonus

We develop a performance-based bonus program annually. Under the annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on (1) the individual’s target bonus, as a percentage of base salary, (2) the percentage attainment of our corporate goals established by our Board in its sole discretion and communicated to each officer, and (3) the percentage attainment of individual performance goals established by the Board in its sole discretion and communicated to each officer. Mr. Ho’s bonus is based 100% on corporate performance, and each of Dr. Rochlin’s and Mr. McCall’s bonus is based 90% on corporate performance and 10% on individual performance. For 2024, as part of our cost-saving measures, the named executive officers agreed to forego their annual performance-based bonuses as reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers that were outstanding as of December 31, 2024. Prior to the 2020 Equity Incentive Plan (the “2020 Plan”) becoming effective on July 29, 2021, all equity awards were granted pursuant to our 2018 Equity Incentive Plan. The 2023 Plan succeeds the 2020 Plan and was approved at the 2023 Annual Meeting.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William Ho	10/5/2020	182,500	—		$6.74	10/4/2030
	7/29/2021	188,343	32,157	(1)	$10.00	07/28/2031
	2/15/2022	180,270	74,230	(2)	$4.28	2/14/2032
	10/21/2022	55,510	27,755	(3)	$1.48	10/21/2032
	4/14/2023	164,145	229,805	(2)	$1.21	4/14/2033
	6/21/2023	147,730	246,220	(2)	$2.01	6/21/2033
	2/7/2024	—	502,000	(2)	$1.22	2/7/2034
	9/4/2024	—	500,000	(4)	$0.47	9/4/2034
	12/19/2024	—	1,188,282	(5)	$0.24	12/19/2034
Kate Rochlin, Ph.D.	10/5/2020	46,984	—		$6.74	10/5/2030
	2/1/2021	39,882	1,734	(2)	$5.36	2/1/2031
	7/29/2021	29,895	5,105	(1)	$10.00	7/29/2031
	2/15/2022	68,000	28,000	(2)	$4.28	2/15/2032
	10/21/2022	40,370	20,185	(3)	$1.48	10/21/2032
	4/14/2023	83,333	116,667	(2)	$1.21	4/14/2033
	6/21/2023	25,425	42,375	(2)	$2.01	6/21/2033
	2/7/2024	—	186,000	(2)	$1.22	2/7/2034
	9/4/2024	—	250,000	(4)	$0.47	9/4/2034
	12/19/2024	—	302,839	(5)	$0.24	12/19/2034
Patrick McCall	2/1/2021	180,948	7,868	(2)	$5.36	1/31/2031
	7/29/2021	34,166	5,834	(1)	$10.00	7/28/2031
	2/15/2022	59,854	24,646	(2)	$4.28	2/14/2032
	10/21/2022	39,864	19,932	(3)	$1.48	10/21/2032
	4/14/2023	83,333	116,667	(2)	$1.21	4/14/2033
	6/21/2023	32,680	54,470	(2)	$2.01	6/21/2033
	2/7/2024	—	189,000	(2)	$1.22	2/7/2034
	9/4/2024	—	250,000	(4)	$0.47	9/4/2034
	12/19/2024	—	290,085	(5)	$0.24	12/19/2034

(1)	The shares underlying this option vest in 48 equal monthly installments commencing on August 29, 2021, subject to the executive officer’s continuous service.
(2)

Of the shares underlying this option, 25% vested on the first anniversary of the Grant Date and the remaining shares vest in 36 equal monthly installments thereafter, subject to the executive officer’s continuous service.

(3)	The shares underlying this option vest in three equal annual installments commencing on October 21, 2023, subject to the executive officer’s continuous service.
(4)

Of the shares underlying this option, 25% vest on the six month anniversary of the grant date, 25% vest on the one year anniversary of the grant date, and the remaining 50% vest on the 18 month anniversary of the grant date, subject to the executive’s continuous service.

(5)	The shares underlying this option vest on the one year anniversary of the grant date, subject to the executive’s continuous service.

Employment Arrangements

Below are descriptions of our employment agreements and arrangements with our named executive officers. The agreements generally provide for at-will employment without any specific term and set forth the named executive officer’s initial base salary and annual target bonus. Each named executive officer is also eligible to participate in all employee benefit plans that are generally available to our employees. Furthermore, each of our named executive officers has executed our standard employee confidential information and invention assignment agreement, which includes, among other things, non-solicitation and non-competition provisions.

William Ho

In December 2020, we entered into an amended and restated employment agreement with William Ho, our President and Chief Executive Officer, which we further amended in August 2024 to provide for, among other things, a reduced salary to $544,680 per annum, effective September 1, 2024. In addition, as discussed above, Mr. Ho’s annual base salary was further reduced from $544,680 to $397,800 in connection with the 2024 Private Placement, and the reduction will remain in effect until December 31, 2025. Prior to such reductions, Mr. Ho’s annual base salary was increased to $612,000 and his target annual performance achievement was increased to 55% of his annual base salary, each of which were effective as of January 1, 2024. For 2025, Mr. Ho’s current annual base salary is $397,800 and his target annual performance achievement is 55% of his annual base salary.

If we terminate Mr. Ho’s employment with us without “cause” or he terminates his employment for “good reason” (each as defined in his amended employment agreement), he will receive the following severance payments and benefits if he timely executes and does not revoke a release of claims in our favor and complies with certain restrictive covenants and continuing obligations: (i) a lump sum severance payment equal to the greater of 18 months of his base salary prior to the 2024 Salary Reduction or 18 months of his then-current annual base salary and (ii) accelerated vesting of the then-unvested portion of each of his outstanding time-based equity awards that would have become vested had he remained employed by us for an additional 18 months following his termination.

If Mr. Ho’s employment is terminated without cause or he terminates his employment for good reason within three months prior to or 12 months after a “change in control,” as defined in his employment agreement, he is instead entitled to (a) a lump sum severance payment equal to the greater of 18 months of his base salary prior to the 2024 Salary Reduction or 18 months of his then-current annual base salary and 150% of his annual current target performance bonus in effect as of the change in control, (b) full accelerated vesting on all of his unvested equity awards and (c) payment on his behalf of up to 18 months of health insurance benefits continuation. If Mr. Ho’s employment is terminated without cause or he terminates his employment for good reason between 12 months and 18 months after a “change in control,” as defined in his employment agreement, he is instead entitled to (a) a lump sum severance payment equal to the greater of 18 months of his base salary prior to the 2024 Salary Reduction or 18 months of his then-current annual base salary, (b) 150% of his annual current target performance bonus in effect as of the change in control and (c) payment on his behalf of up to 18 months of health insurance benefits continuation.

Kate Rochlin, Ph.D.

In March 2024, we entered into an employment agreement with Kate Rochlin, our Chief Operating Officer, which we amended in August 2024 to provide for, among other things, a reduced salary to $422,750 per annum, effective September 1, 2024, pursuant to the 2024 Salary Reduction. Prior to such reduction, Dr. Rochlin’s annual base salary was $475,000 and her target annual performance bonus was 40% of her annual base salary. For 2025, Dr. Rochlin’s current annual base salary is $422,750 and her target annual performance achievement is 40% of her annual base salary.

If we terminate Dr. Rochlin’s employment with us without “cause” or she terminates her employment for “good reason” (each as defined in her employment agreement), she will receive: (i) a lump sum severance payment equal to the greater of 12 months of her base salary prior to the 2024 Salary Reduction or the sum of 12 months of her then-current annual base salary for 12 months; (ii) to the extent Dr. Rochlin achieved any of the performance goals for such calendar year, a prorated bonus, subject to her timely execution and non-revocation of a release of claims in our favor and compliance with certain restrictive covenants and continuing obligations; and (iii) payment on her behalf of up to 12 months of health insurance benefits continuation.

If Dr. Rochlin’s employment is terminated without cause or she terminates her employment for good reason within three months prior to or 12 months after a “change in control,” as defined in her employment agreement, she is instead entitled to (a) a lump sum severance payment equal to the greater of 12 months of her base salary prior to the 2024 Salary Reduction or 12 months of her then-current annual base salary (b) 100% of her annual current target performance bonus in effect as of the change in control, (c) full accelerated vesting on all of her unvested equity awards and (d) payment on her behalf of up to 12 months of health insurance benefits continuation.

Patrick McCall

In January 2021, we entered into an employment agreement with Patrick McCall, our Chief Financial Officer, which we amended in August 2024 to provide for, among other things, a reduced salary to $404,950 per annum, effective September 1, 2024, pursuant to the 2024 Salary Reduction. Prior to such reduction, Mr. McCall’s annual base salary was increased to $455,000 with a target annual performance achievement of 40%, each of which were effective as of January 1, 2024. For 2025, Mr. McCall’s current annual base salary is $404,950 and his target annual performance achievement is 40% of his annual base salary.

If we terminate Mr. McCall’s employment with us without “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), he will receive: (i) a lump sum severance payment equal to the greater of 12 months of his base salary prior to the 2024 Salary Reduction or 12 months of his then-current annual base salary; (ii) to the extent Mr. McCall achieved any of the performance goals for such calendar year, a prorated bonus, subject to his timely execution and non-revocation of a release of claims in our favor and compliance with certain restrictive covenants and continuing obligations; and (iii) payment on his behalf of up to 12 months of health insurance benefits continuation.

If Mr. McCall’s employment is terminated without cause or he terminates his employment for good reason within three months prior to or 12 months after a “change in control,” as defined in his employment agreement, he is instead entitled to (a) a lump sum severance payment equal to the greater of 12 months of his base salary prior to the 2024 Salary Reduction or 12 months of his then-current annual base salary, (b) 100% of his annual current target performance bonus in effect as of the change in control, (c) full accelerated vesting on all of his unvested equity awards and (d) payment on his behalf of up to 12 months of health insurance benefits continuation.

Potential Payments and Benefits Upon Termination or Change in Control

The employment agreements for our named executive officers provide for severance and change in control benefits as described above under “—Employment Arrangements.”

Health and Welfare and Retirement Benefits; Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances.

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We make matching contributions into the 401(k) plan on behalf of participants equal to 100% on participant contributions up to $3,000 of their compensation. Participants are immediately and fully vested on all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our Board may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.

To further reduce costs while continuing to pursue our revised strategic plan, the Company temporarily paused its matching contributions for the 401(k) plan, beginning January 1, 2025.

Clawback Policy

In October 2023, the Compensation Committee adopted our Incentive Compensation Recoupment Policy (the “Clawback Policy”), designed to comply with Rule 10D-1 of the Exchange Act and Nasdaq Listing Rule 5608, which provides for recoupment of incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the relevant securities laws. The Clawback Policy applies to our current and former executive officers. Compensation that is granted, earned or vested based wholly or in part upon attainment of a Financial Reporting Measure (as defined in the Clawback Policy) is subject to recoupment.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, the Company grants stock options to its employees, including our named executive officers. Historically, the Company has granted new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter. Also, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the non-employee director compensation policy, as further described under the heading, “Director Compensation—Cash and Equity Compensation” below. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee considers whether there is any material nonpublic information (“MNPI”) about the Company when determining the timing of stock option grants and does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

The following table is being provided pursuant to Item 402(x)(2) of Regulation S-K:

Name (a)	Grant date (b)	Number of securities underlying the award (c)(1)	Exercise price of the award ($/Sh) (d)	Grant date fair value of the award (e)	Percentage change in the closing
market price of the securities
underlying the award between
the trading day ending
immediately prior to the
disclosure of material nonpublic
information and the trading day
beginning immediately following
the disclosure of material
nonpublic information
					(f)
William Ho	9/4/2024	500,000	$0.47	$193,800	(48.4%)
Kate Rochlin	9/4/2024	250,000	$0.47	$96,900	(48.4%)
Patrick McCall	9/4/2024	250,000	$0.47	$96,900	(48.4%)

(1)	Awards represent the Retention Awards granted in connection with the Workforce Reduction implemented on September 4, 2024.

Director Compensation

Cash and Equity Compensation

Our non-employee director compensation policy, as amended from time to time, is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairperson of each committee will receive a higher retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board or the applicable committee.

In connection with the Workforce Reduction, the Board agreed to an 11% reduction in their cash compensation, effective as of September 1, 2024. The following table reflects the retainers to be paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member, effective September 1, 2024:

Position	Annual Service Retainer ($)	Chairperson Additional Retainer ($)
Board of Directors	35,600	57,850
Audit Committee	8,900	13,350
Science and Technology Committee	6,675	13,350
Compensation Committee	4,450	8,900
Nominating and Corporate Governance Committee	3,560	7,120

Prior to September 1, 2024, the retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member were as follows:

Position	Annual Service Retainer ($)		Chairperson Additional Retainer ($)
Board of Directors	40,000		65,000
Audit Committee	10,000	(1)	15,000
Science and Technology Committee	7,500		15,000
Compensation Committee	5,000		10,000
Nominating and Corporate Governance Committee	4,000		8,000

(1)	Effective as of February 5, 2024, the annual service retainer paid to each member of the Audit Committee was increased from $7,500 to $10,000.

Each non-employee director elected to our Board was entitled to receive an option to purchase 67,300 shares of our common stock (the “Initial Grant”). Further, on the date of each annual meeting of stockholders, each non-employee director that continued to serve as a non-employee director received an option to purchase 33,650 shares of our common stock (the “Annual Grant”).

The shares subject to the Initial Grant will vest monthly over a three-year period, subject to the director’s continued service as a director. The shares subject to each Annual Grant will vest in equal monthly installments over the 12 months following the date of grant and, notwithstanding the foregoing, will be fully vested on the date of Company’s next annual stockholder meeting, subject to the director’s continued service as a director. The exercise price per share of these options will equal the fair market value of our common stock on the date of grant. All options granted under this policy will vest in full upon the occurrence of a change in control (as defined in the 2023 Plan) prior to the termination of the director’s continuous service.

Each non-employee director may elect to convert his or her cash compensation into an award of restricted stock units, which we refer to as the retainer grant. If a non-employee director timely makes this election, each such retainer grant will be automatically granted on the first business day following the date the corresponding cash compensation otherwise would be paid under the policy and will cover a number of shares of our common stock equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the closing sales price per share of our common stock on the date the corresponding cash compensation otherwise would be paid (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. In addition, each retainer grant will be fully vested on the grant date.

Notwithstanding the foregoing, any member of our Board that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the Company.

Director Compensation

The following table sets forth information regarding the compensation earned for service on the Board by our non-employee directors during the year ended December 31, 2024. Mr. Ho is a member of our Board, but he did not receive any additional compensation for service as a director. Mr. Ho’s compensation as a named executive officer is set forth above under “—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Alan S. Roemer	122,850	53,102	175,952
Peter Brandt	65,205	45,187	110,392
Corrine Epperly	49,613	54,595	104,207
Emily Fairbairn	41,580	41,943	83,523
Jeremy Graff	62,843	44,863	107,705
Luba Greenwood	51,975	44,371	95,346
Travis Whitfill(3)	56,644	43,954	100,599

(1)

The amounts reported in this column reflect the aggregate grant date fair value of the stock and option awards granted to our directors as computed in accordance with ASC Topic 718. Note that the amounts reported in this column reflect the accounting cost for these awards and do not reflect the actual economic value that may be realized by the directors.

(2)	The following table provides information regarding the aggregate number of option awards granted to our non-employee directors that were outstanding as of December 31, 2024:

Name	Option Awards (#)
Alan S. Roemer	548,029
Peter Brandt	264,361
Corrine Epperly	138,605
Emily Fairbairn	184,709
Jeremy Graff	193,347
Luba Greenwood	192,599
Travis Whitfill	198,101

(3)	Mr. Whitfill has resigned from the Board and all committees effective as of May 9, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of shares of our common stock as of February 16, 2025, by: (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities.

Information with respect to beneficial ownership is based on information furnished to us by each director or executive officer. Information about our 5% or greater stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G or 13D filed with the SEC. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options and warrants that are currently exercisable within 60 days of February 16, 2025. Options to purchase shares of our common stock that are exercisable within 60 days of February 16, 2025, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by him or her, except for shares owned jointly with that person’s spouse.

We have based our calculation of beneficial ownership on 81,258,763 shares of our common stock outstanding as of February 16, 2025. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o IN8bio, Inc., 350 5th Avenue, Suite 5330, New York, New York 10118.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% and Greater Stockholders:
Entities affiliated with Bios Equity Partners, LP(1)	8,600,001	10.7
Entities affiliated with AIGH Capital Management, LLC(2)	8,188,932	9.99
Alyeska Master Fund, L.P.(3)	8,457,291	9.99
Entities affiliated with Franklin Biotechnology(4)	5,696,202	7.0
Directors and Named Executive Officers:
William Ho(5)	4,159,537	5.0
Patrick McCall(6)	731,392	*
Kate Rochlin(7)	600,611	*
Peter Brandt(8)	1,254,863	1.5
Corrine Epperly(9)	312,502	*
Emily Fairbairn(10)	4,254,192	4.99
Jeremy Graff(11)	146,047	*
Luba Greenwood(12)	160,538	*
Alan S. Roemer(13)	1,086,154	1.3
Travis Whitfill(14)	61,984	*
All current directors and executive officers as a group (11 people)	13,672,985	9.5

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (a) 251,211 shares of common stock held by Bios Fund II NT, LP (“Bios Fund II NT”), (b) 1,876,624 shares of common stock held by Bios Fund II QP, LP (“Bios Fund II QP”), (c) 574,432 shares of common stock held by Bios Fund II, LP (“Bios Fund II”), (d) 570,724 shares of common stock held by Bios Fund III, LP (“Bios Fund III”), (e) 601,980 shares of common stock held by Bios Fund III NT, L.P. (“Bios Fund III NT”), (f) 3,727,597 shares of common stock held by Bios Fund III QP, L.P. (“Bios Fund III QP”), (g) 997,433 shares of common stock held by Bios

Incysus Co-Invest I, LP (“Bios Incysus”) and (i) 93,441 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025 held by Travis Whitfill. Excludes a total of 3,140,803 shares issuable upon the exercise of the warrants held by Bios Clinical Opportunity Fund, LP (“Bios COF Fund”), which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 9.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of Bios Fund II NT, Bios Fund II QP, Bios Fund II and Bios Incysus. Bios Equity Partners III, LP (“Bios Equity III”) is the general partner of Fund III NT, Fund III QP and Fund III. Cavu Management, LP and Bios Capital Management, LP (“Bios Management”) are the general partners of Bios Equity I, Bios Equity II and Bios Equity III. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management LP. Bios Management is the general partner Bios Equity COF, LP (“Bios Equity COF”), and Bios Equity COF is the general partner of Bios COF Fund. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Capital Management, LP. Leslie Kreis, Jr. is the sole manager of Cavu Advisors, a co-manager of each of Bios Fund II, Bios Fund II QP, Bios Fund II NT, Bios Fund III, Bios Fund III QP, Bios Fund III NT and Bios Directors. Aaron Fletcher is the sole manager of Bios Advisors and Bios COF Fund and a co-manager of each of Bios Fund II, Bios Fund II QP, Bios Fund II NT, Bios Fund III, Bios Fund III QP, Bios Fund III NT and Bios Directors. Mr. Kreis and Dr. Fletcher have shared voting and investment power over the shares described in this footnote 1. Mr. Whitfill, a director of the Company, was a partner at Bios Equity Partners, LP (“Bios Equity I”) through June 30, 2023 but does not have voting or investment power over the shares described in this footnote. Pursuant to an agreement with BP Directors, LP (“Bios Directors”), Mr. Whitfill has agreed that he will hold certain equity-based awards granted to him on or prior to June 30, 2023 in connection with his services as a director as a nominee for Bios Directors. Bios Equity I is the general partner of Bios Directors. The principal business address of these entities and persons is 1751 River Run, Suite 400, Fort Worth, Texas 76107.
(2)

Consists of (a) 6,737,932 shares and (b) 1,451,000 shares issuable upon exercise of warrants within 60 days of February 16, 2025. Excludes a total of 11,809,016 shares issuable upon the exercise of the warrants, which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 9.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase. AIGH Capital Management, LLC (“AIGH Management”) is as an advisor or sub-advisor with respect to the shares held by AIGH Investment Partners, LP and WVP Emerging Manager Onshore Fund, LLC – AIGH Series. Orin Hirschman is the Managing Member of AIGH Management and president of AIGH LLC. The principal office and business address of these entities and persons is 6006 Berkeley Avenue, Baltimore, MD 21209.

(3)

Consists of (a) 5,063,291 shares and (b) 3,394,000 shares issuable upon exercise of warrants within 60 days of February 16, 2025. Excludes a total of 6,702,635 shares issuable upon the exercise of the warrants, which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 9.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase. Alyeska Fund GP, LLC, is the General Partner and control person of Alyeska Master Fund, L.P. Jason Bragg is the Chief Financial Officer of Alyeska Fund GP, LLC. The address of this entity is 77 W. Wacker St., Suite 700, Chicago, IL 60601.

(4)

Consists of (a) 3,606,002 shares held by Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (“FTIF”) and (b) 2,090,200 shares held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund (“FSS”). Excludes an aggregate of 3,322,519 shares issuable within 60 days of February 16, 2025 upon exercise of warrants held by FTIF and FSS, which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 4.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase. Evan McCulloch is the portfolio manager for both Franklin Strategic and Franklin Templeton. Mr. McCulloch may be deemed to have voting and investment power over the common stock held by Franklin Strategic and Franklin Templeton. The address of FSS is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, CA 94403. The address of FTIF is 8A Rue Albert Borschette, 1246 Kirchberg, Luxembourg.

(5)

Consists of (a) 2,548,144 shares held directly by Mr. Ho, (b) 145,999 shares held by Mr. Ho’s children, (c) 109,500 shares held by other relatives of Mr. Ho over which Mr. Ho has voting power pursuant to a voting proxy and (c) 1,355,894 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025. Excludes a total of 290,516 shares issuable upon the exercise of the warrants held directly by Mr. Ho, which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 4.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase.
(6)

Consists of (a) 52,071 shares, (b) 66,300 shares underlying outstanding warrants that are immediately exercisable and (c) 613,021 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025.

(7)

Consists of (a) 42,874 shares, (b) 49,906 shares underlying outstanding warrants that are immediately exercisable and (c) 507,831 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025.

(8)

Consists of (a) 517,604 shares, (b) 105,290 shares held by The Peter C. Brandt 2020-4 GRAT (the “GRAT”), (c) 417,098 shares underlying outstanding warrants that are immediately exercisable, and (d) 214,871 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025. Mr. Brandt is the trustee of the GRAT and, as such, has voting and investment power over the shares held by the GRAT.

(9)

Consists of (a) 81,967 shares, (b) 163,934 shares underlying outstanding warrants that are immediately exercisable, and (c) 66,601 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025.

(10)

Consists of (a) 27,706 shares held by Ms. Fairbairn through an individual retirement account (“Roth IRA”), (b) 91,336 shares held by Valley High Limited Partnership (“Valley High”), (c) 3,982,000 shares underlying outstanding warrants held by the Malcolm and Emily Charitable Remainder Unitrust 2010 (the “CRUT”) that are immediately exercisable and (d) 153,150 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025. Excludes a total of 2,095,486 shares issuable upon the exercise of the warrants held directly by Mr. Ho, which warrants may not be exercised if immediately prior to or as a result of such exercise would result in beneficial ownership by a holder, together with that of its affiliates and any member of a Section 13(d) group, of more than 4.99%. The holders of the warrants may increase or decrease such beneficial ownership limitation percentage not in excess of 19.99% by providing us with at least 61 days’ prior notice of any increase. Ms. Fairbairn exercises control over the Roth IRA and, as such, has voting and investment power over the shares held by the Roth IRA. Ms. Fairbairn’s spouse is the sole managing partner of Valley High and has voting and investment power over the shares held by Valley High. Ms. Fairbairn and her spouse both exercise control over the CRUT and, as such, have voting and investment power over the shares held by the CRUT. Ms. Fairbairn disclaims beneficial ownership of the shares held by Valley High except to the extent of her pecuniary interest therein.

(11)

Consists of (a) 4,549 shares, (b) 4,098 shares underlying outstanding warrants that are immediately exercisable, and (c) 137,400 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025.

(12)	Consists of (a) 7,826 shares and (b) 152,712 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025.
(13)

Consists of (a) 285,030 shares, (b) 14,837 shares held by Christiana Trust a Division of Wilmington Savings Fund Society FSB TR Alan S. Roemer 2015 Family Trust (the “Family Trust”), (c) 331,500 shares underlying outstanding warrants that are immediately exercisable, and (d) 454,787 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025. Mr. Roemer disclaims beneficial ownership of the shares held by the Family Trust except to the extent of his pecuniary interest therein, if any.

(14)

Consists of 61,984 shares underlying outstanding options that are immediately exercisable or will be immediately exercisable within 60 days of February 16, 2025. As described in footnote 1, Mr. Whitfill has agreed that he will hold certain equity-based awards granted to him on or prior to June 30, 2023 in connection with his services as a director. Mr. Whitfill disclaims beneficial ownership of the shares held by Bios except to the extent of his pecuniary interest therein. Mr. Whitfill has resigned from the Board effective as of May 9, 2025.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2018 Equity Incentive Plan	1,355,568	5.51	—	(2)
2020 Plan	3,289,914	3.26	—	(2)
2023 Plan	7,449,923	0.86	3,679,014	(3)
2020 Employee Stock Purchase Plan	—	—	787,812	(4)
Equity compensation plans not approved by security holders	—	—	—

Total	12,095,405	2.03	4,466,826

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)

Following the adoption of the 2020 Plan, no additional stock awards have been or will be granted under the 2018 Equity Incentive Plan (“2018 Plan”). Following adoption of the 2023 Plan, no additional stock awards have been or will be granted under the 2020 Plan. Any shares becoming available under the 2018 Plan or 2020 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2023 Plan.

(3)

The number of shares of common stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board (which may be zero). On December 3, 2024, the Compensation Committee determined that there would be no increase to the share reserve under the 2023 Plan on January 1, 2025.

(4)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year by the lesser of (i) 1% of the outstanding number of shares of common stock on the immediately preceding December 31 and (ii) 400,000, or such lesser number of shares as determined by our Board. On December 3, 2024, the Compensation Committee determined that there would be no increase to the share reserve under the ESPP on January 1, 2025.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a written related party transaction policy in which all proposed related party transactions must be approved by either (i) our full Board in the case of executive officers and directors or (ii) with respect to all other related parties, our Nominating and Corporate Governance Committee. This review covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” were or are participants involving an amount that exceeds or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

Transactions involving compensation for services, including equity awards, provided to us as an employee, consultant or director will not be considered related person transactions under this policy. For more information regarding our compensation arrangements and equity awards granted to our directors and named executive officers, see the sections titled “Executive Officer and Director Compensation—Executive Compensation” and “Executive Officer and Director Compensation—Director Compensation.”

A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Certain Related Person Transactions

Other than compensation arrangements for our directors and executive officers, below we describe transactions since January 1, 2023 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Participation in 2024 Private Placement

In September 2024, we entered into a securities purchase agreement (the “2024 Purchase Agreement”) with multiple investors (the “2024 Private Placement”), pursuant to which we issued and sold an aggregate of 31,406,448 units comprising (i) (a) one share of common stock or (b) one pre-funded warrant to purchase one share of common stock (“PFWs”), and, in each case, (ii) one Series C ordinary warrant to purchase one share of common stock (“Series C Warrants”). In connection with the 2024 Private Placement, we issued an aggregate of 25,696,305 shares of common stock, 5,646,853 PFWs and 31,343,158 Series C Warrants. The PFWs have an exercise price of $0.0001 per share, are exercisable immediately and are exercisable until the PFW is exercised in full. The Series C Warrants have an exercise price of $0.27 per share, are exercisable immediately and will expire on October 4, 2027. The units were sold at a purchase price of $0.3950 per unit (or $0.3949 per unit with respect to units that include PFWs in lieu of Common Stock), for an aggregate initial net proceeds of $11.2 million, after deducting private placement fees and expenses. The closing of the 2024 Private Placement occurred on October 4, 2024.

The table below sets forth the aggregate number of shares of our common stock and warrants purchased by our directors and officers and the holders of more than 5% of our common stock and affiliates in the 2024 Private Placement.

Name	Number of Shares	Number of Warrant Shares Underlying Pre-Funded Warrants	Number of Warrant Shares Underlying Series C Ordinary Warrants	Aggregate Purchase Price ($)
AIGH Investment Partners, LP(1)	3,804,542	—	3,804,542	1,502,794
WVP Emerging Manager Onshore Fund, LLC – AIGH Series(1)	988,914	—	988,914	390,621
WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series(1)	269,838	—	269,838	106,586
The Hewlett Fund LP	1,012,658	—	1,012,658	400,000
Alyeska Master Fund, L.P.	5,063,291	—	5,063,291	2,000,000
Bios Clinical Opportunity Fund, LP(2)	—	709,040	709,040	280,000
Malcolm and Emily Charitable Remainder Unitrust 2010(3)	—	3,038,743	3,038,743	1,200,000
Peter Brandt	253,164	—	253,164	100,000
William Ho	126,582	—	126,582	50,000
Patrick McCall	25,316	—	25,316	10,000
Kate Rochlin	25,316	—	25,316	10,000
Alan S. Roemer	126,582	—	126,582	50,000

Total:	11,696,203	3,743,783	15,443,986	$6,100,000

(1)	AIGH Investment Partners, LP, WVP Emerging Manager Onshore Fund, LLC – AIGH Series, and WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series are affiliates of AIGH Capital Management, LLC.
(2)	Bios Clinical Opportunity Fund, LP is an affiliate of Bios Equity Partners, LP.
(3)	Emily Fairbairn, a member of the Board, is a trustee of the Malcolm and Emily Charitable Remainder Unitrust 2010.

Also in September 2024, we entered into a registration rights agreement (“2024 Registration Rights Agreement”) with the investors party to the 2024 Purchase Agreement pursuant to which we agreed to register for resale the shares of common stock issued pursuant to the 2024 Purchase Agreement and the common stock underlying the PFWs and Series C Warrants (the “2024 Registrable Securities”). Under the 2024 Registration Rights Agreement, we agreed to file a registration statement covering the resale of the 2024 Registrable Securities no later than 30 days following the closing of the 2024 Private Placement, which we filed in November 2024.

Amended Series A Warrants

In connection with the closing of the 2024 Private Placement, we amended certain of our outstanding Series A Warrants (as defined below), representing approximately 11,714,076 shares of our Common Stock (the “Amended Series A Warrants”), including (i) 299,180 Series A Warrants held by our directors and officers and (ii) 6,291,946 Series A Warrants held by holders of more than 5% of our common stock and affiliates, to (a) reduce the exercise price from $1.25 to $0.45 per share and (b) extend the termination date of such Amended Series A warrants to October 4, 2025.

Reduction in Salary of Chief Executive Officer

Also, in connection with the closing of the 2024 Private Placement, Mr. Ho agreed to a further reduction in his annual base salary from $544,680 to $397,800, which will remain in effect until December 31, 2025.

Participation in 2023 Private Placement

In December 2023, we entered into a securities purchase agreement (the “2023 Purchase Agreement”) with multiple investors (the “2023 Private Placement”), pursuant to which we issued and sold an aggregate of 11,823,829 units comprising (i) (a) one share of common stock or (b) one pre-funded warrant to purchase one share of common stock (“Pre-Funded Warrants”), and, in each case, (ii) one Series A ordinary warrant to purchase one share of common stock (“Series A Warrants”) and (iii) one Series B ordinary warrant to purchase one share of common stock (“Series B Warrants”). In connection with the 2023 Private Placement, we issued an aggregate of 11,249,588 shares of common stock, 574,241 Pre-Funded Warrants, 11,823,829 Series A Warrants and 11,823,829 Series B Warrants. The Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately and are exercisable until the Pre-Funded Warrant is exercised in full. The Series A Warrants had an initial exercise price of $1.25 per share, are exercisable immediately and were set to expire on June 13, 2025. In connection with the closing of the 2024 Private Placement, we also issued the Amended Series A Warrants. The Series B Warrants have an exercise price of $1.50 per share, are exercisable immediately and will expire on December 13, 2028. The units were sold at a purchase price of $1.22 per unit, for an aggregate initial net proceeds of $13.5 million, after deducting private placement fees and expenses. The closing of the 2023 Private Placement occurred on December 13, 2023.

The table below sets forth the aggregate number of shares of our common stock and warrants purchased by our directors and officers and the holders of more than 5% of our common stock and affiliates in the 2023 Private Placement.

Name	Number of Shares	Number of Warrant Shares Underlying Pre-Funded Warrants	Number of Warrant Shares Underlying Series A Ordinary Warrants	Number of Warrant Shares Underlying Series B Ordinary Warrants	Aggregate Purchase Price ($)
AIGH Investment Partners, LP(1)	3,079,496	—	3,079,496	3,079,496	3,756,985.12
WVP Emerging Manager Onshore Fund, LLC – AIGH Series(1)	800,452	—	800,452	800,452	976,551.44
WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series(1)	218,413	—	218,413	218,413	266,463.86
The Hewlett Fund LP	819,672	—	819,672	819,672	999,999.84
Alyeska Master Fund, L.P.	819,672	—	819,672	819,672	999,999.84
Bios Clinical Opportunity Fund, LP(2)	—	574,241	574,241	574,241	700,516.60
Peter Brandt	81,967	—	81,967	81,967	99,999.74
Corinne Epperly	81,967	—	81,967	81,967	99,999.74
Trishna Goswami	4,098	—	4,098	4,098	4,999.56
Jeremy Graff	2,049	—	2,049	2,049	2,499.78
William Ho	81,967	—	81,967	81,967	99,999.74
Lawrence Lamb	1,639	—	1,639	1,639	1,999.58
Patrick McCall	20,492	—	20,492	20,492	25,000.24
Kate Rochlin	12,295	—	12,295	12,295	14,999.90
Alan S. Roemer	102,459	—	102,459	102,459	124,999.98

Total:	6,126,638	574,241	6,700,879	6,700,879	$8,175,015

(1)	AIGH Investment Partners, LP, WVP Emerging Manager Onshore Fund, LLC – AIGH Series, and WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series are affiliates of AIGH Capital Management, LLC.
(2)	Bios Clinical Opportunity Fund, LP is an affiliate of Bios Equity Partners, LP.

Also in December 2023, we entered into a registration rights agreement (“2023 Registration Rights Agreement”) with the investors party to the 2023 Purchase Agreement pursuant to which we agreed to register for resale the shares of common stock issued pursuant to the 2023 Purchase Agreement and the common stock underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants (the “2023 Registrable Securities”). Under the 2023 Registration Rights Agreement, we agreed to file a registration statement covering the resale of the 2023 Registrable Securities no later than 30 days following the closing of the 2023 Private Placement, which we filed in January 2024.

Indemnification Agreements

We have entered or intend to enter, and intend to continue to enter, into separate indemnification agreements with our directors and certain of our executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These indemnification agreements provide our directors and executive officers with contractual rights to indemnification and, in some cases, expense advancement in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

OTHER INFORMATION FOR STOCKHOLDERS

Stockholder Proposals for the 2026 Annual Meeting of Stockholders

Our amended and restated bylaws (“Bylaws”) provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at IN8bio, Inc., 350 5th Avenue, Suite 5330, New York, New York 10118. To be timely for the 2026 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between January 8, 2026 and February 7, 2026; provided, that if the date of that annual meeting of stockholders is more than 30 days prior to or more than 60 days after the anniversary of the immediately preceding year’s annual meeting, we must receive the required notice no earlier than the close of business on the 120th day prior to the meeting date and not later than the close of business on the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our Bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2026 Annual Meeting of Stockholders must be received by us not later than [    ] in order to be considered for inclusion in our proxy materials for that meeting. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or IN8bio, Inc. Direct your written request to IN8bio, Inc., 350 5th Avenue, Suite 5330, New York, New York 10118, Attn: Patrick McCall, Secretary, or email ir@IN8bio.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

By Order of the Board of Directors

Patrick McCall

Corporate Secretary

     , 2025

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.in8bio.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is also available without charge upon written request to our Secretary at IN8bio, Inc., 350 5th Avenue, Suite 5330, New York, New York 10118 or via email at ir@in8bio.com.

Appendix I

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IN8BIO, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

IN8bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of this Corporation is IN8bio, Inc. The original name of this corporation was Incysus Therapeutics, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 7, 2018.

2. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Sections 141 and 242 of the General Corporation Law proposing this amendment of the Corporation’s Amended and Restated Certificate of Incorporation and declaring the advisability of this amendment of the Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation be amended by inserting into Article IV immediately following Section C the following:

D. Effective as of the effective time of [5:00] p.m., Eastern Time, on [Date] (the “Effective Time”), each [fifteen (15) / sixteen (16) / seventeen (17) / eighteen (18) / nineteen (19) / twenty (20) / twenty-one (21) / twenty-two (22) / twenty-three (23) / twenty-four (24) / twenty-five (25) / twenty-six (26) / twenty-seven (27) / twenty-eight (28) / twenty-nine (29) / thirty (30)]1 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock or the authorized number of shares of Common Stock (the “Reverse Split”); provided, however, that no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on the Nasdaq Capital Market during regular trading hours for the five (5) consecutive trading days immediately preceding the Effective Time. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from

[1]

These amendments approve the combination of any whole number of shares of Common Stock between and including fifteen (15) and thirty (30) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Corporation’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Corporation’s Board of Directors to be in the best interests of the Corporation and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Corporation’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

3. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted at an annual meeting of the stockholders of the Corporation, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this     day of       202 .

IN8BIO, INC.
By:
Name:
Title:

P.O. BOX 8016, CARY, NC 27512-9903

IN8bio, Inc.	Internet:
Annual Meeting of Stockholders	www.proxypush.com/INAB
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote
For Stockholders of record as of March 12, 2025 Thursday, May 8, 2025 9:00 AM, Eastern Time Annual Meeting to be held live via the internet—please visit www.proxydocs.com/INAB for more details	Phone:
1-866-601-1589
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
Mail:
● Mark, sign and date your Proxy Card
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Eastern Time, May 8, 2025.	● Fold and return your Proxy Card in the postage-paid envelope provided
“Alexa, Vote My Proxy”
● Open Alexa app and browse skills
● Search “Vote my Proxy”
This proxy is being solicited on behalf of the Board of Directors	● Enable skill

The undersigned hereby appoints Alan Roemer and William Ho (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IN8bio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR EACH OF PROPOSAL 2 AND PROPOSAL 3. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

IN8bio, Inc. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR EACH OF PROPOSAL 2 AND PROPOSAL 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the three Class I directors named in the attached proxy statement, each to serve until our 2028 Annual Meeting of Stockholders.	FOR	WITHHOLD
	1.01 Emily Fairbairn	☐	☐		FOR

	1.02 Jeremy Graff	☐	☐		FOR

	1.03 Luba Greenwood	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐	FOR

3.	To approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of our Board of Directors, a reverse stock split of our common stock at a ratio in the range of 1-for-15 to 1-for-30, inclusive, with such ratio to be determined by our Board of Directors in its sole discretion.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/INAB

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date